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Exhibit 10.3


                          EasyLink Services Corporation


                          2005 Stock and Incentive Plan

                           Restricted Stock Agreement



                           --------------------------
                                    (Grantee)


Date of Grant: __________________


Restricted Stock: _______________


         RESTRICTED STOCK AGREEMENT made in [     ], between EasyLink Services
Corporation and _______________________.

         1. GRANT OF AWARD. The Company has granted to you __________ shares of Class A common stock, par value $.01 per share, subject to the restrictions and other provisions of this Agreement ("Restricted Stock"), pursuant to the terms of the EasyLink Services Corporation 2005 Stock and Incentive Plan (the "Plan").

         2. VESTING. The restrictions on your Restricted Stock will lapse, and the Restricted Stock will become fully vested, in accordance with the following schedule:[ ]. If your employment with the Company terminates, any shares of your Restricted Stock that have not vested on or before the date of termination of your employment in accordance with foregoing schedule will immediately be forfeited and your rights with respect to these shares of Stock will end.

         3. STOCKHOLDER'S RIGHTS. Shares of Restricted Stock are shares of Class A common stock, par value $.01 per share, of the Company ("Company Stock"). For each share of Restricted Stock, whether vested or unvested, you will be entitled to receive any cash or stock dividends distributed by the Company at the same time as any other holder of the Company's Stock ; however, these dividends will be held on your behalf and will be forfeitable until you satisfy the vesting requirements for your Restricted Stock. You will also have the same voting rights on your Restricted Stock as any other common stockholder.

         4. TRANSFER OF AWARD. You may not transfer any interest in shares of Restricted Stock (except by will or the laws of descent and distribution) until all restrictions on such shares lapse and such shares are vested. Any other attempt to dispose of your interest in shares of Restricted Stock prior to such time will be null and void.

         5. ADJUSTMENTS. In the event the shares of Company Stock, as presently constituted, shall be changed into or exchanged for a different number or kind of shares or other securities of the Company, the Committee will make any adjustments that it deems appropriate to the number and kinds of shares of Company Stock covered by the Restricted Stock and other relevant provisions, to the extent necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be provided by the Restricted Stock. Any such determinations and adjustments made by the Committee will be binding on all persons.


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         6. WITHHOLDINGS. The Company will have the right, prior to the release of restrictions on your Restricted Stock, to withhold or demand from you the amount necessary to satisfy applicable tax requirements, as determined by the Committee, or at an earlier time if you make an election pursuant to Section 83(b) of the Internal Revenue Code (the "Code"). You may also satisfy your withholding obligations by having the Company withhold Restricted Stock that otherwise would be delivered to you when your Restricted Stock vests. The shares of Restricted Stock withheld will be valued at their Fair Market Value as of the date when taxes would otherwise be withheld in cash.

         7. DISPOSITION OF SECURITIES. By accepting the Award and signing this Agreement, you acknowledge that you have read and understand the Company's policy on, and are aware of and understand your obligations under federal securities laws with respect to, trading in the Company's securities. The Company will have the right to recover, or receive reimbursement for, any compensation or profit you realize on the disposition of shares of Company Stock received as Restricted Stock to the extent that the Company has a right of recovery or reimbursement under applicable securities laws. You may not transfer any interest in your Restricted Stock until the restrictions lapse or are satisfied. If you are an "affiliate" of the Company, you may dispose of your shares of Company Stock only pursuant to an effective registration statement under the Securities Act of 1933 (the "Securities Act") or an exemption or exclusion from the registration requirement. An "affiliate", as defined in the Securities Act, is generally a person who directly or indirectly controls the Company, such as a member of the Board of Directors or a senior officer.

         8. SECTION 83(b) ELECTION. You may elect to pay tax on your Restricted Stock as of the time your shares of Company Stock are granted rather than when they vest by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days after the Date of Grant. By accepting the Award, you acknowledge that it is solely your responsibility to file timely any election under Section 83(b), even if you request the assistance of the Company or its representatives to do so. If you file a Section 83(b) election pursuant to this paragraph 8, you must give a copy of your completed election form to the Company within five (5) business days of the date on which you made the filing to the following address: EasyLink Services Corporation, 33 Knightsbridge Road, Piscataway, New Jersey 08854, Attention: Director of Human Resources.

         9. PLAN TERMS GOVERN. The grant and disposition of Restricted Stock are subject to the provisions of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan will control. By accepting the Award, you acknowledge receipt of the Plan, as in effect on the date of this Agreement.



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         10. PERSONAL DATA. To comply with applicable law and to administer the
Plan and this Agreement properly, the Company and its agents may hold and process your personal data, including your home address, Social Security number, employment status, hire date and termination date. By accepting the Award, you expressly consent to the use of this data by the Company and its agents and to the transfer of this data outside the country in which you perform services or reside.

         11. LIMITATIONS. Nothing in this Agreement or the Plan gives you any right to continue in the service of the Company or any of its affiliates or to interfere in any way with the right of the Company or any of its affiliates to terminate your service at any time.

         12. INCORPORATION OF OTHER AGREEMENTS. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Stock. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Restricted Stock.

         13. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

By accepting this Award and signing below, you confirm the following:

         (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement and the Plan; and

         (ii) you understand and agree that this Agreement and the Plan constitute the entire understanding between you and the Company regarding the Award, and that any prior agreements, commitments or negotiations concerning the Restricted Stock are replaced and superseded.




                                              ---------------------------------
                                              for EasyLink Services Corporation



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Grantee




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